UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2010

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 22, 2010, pursuant to the company’s Bylaws, the Board of Directors of Atheros Communications, Inc. (“Atheros”) increased the fixed number of Directors from eight to nine Directors. On January 22, 2010, Atheros’ Board of Directors elected Charles E. Harris as a member of the Board of Directors to fill the newly created vacancy. Mr. Harris will serve as a Class I director and will serve until the Annual Meeting of Stockholders of Atheros to be held in 2010, or until his successor is elected and qualified.

In connection with the acquisition of Intellon Corporation (“Intellon”) by Atheros on December 15, 2009 (the “Acquisition”), Atheros entered into an employment agreement with Mr. Harris, who is the former Chairman of the Board and Chief Executive Officer of Intellon, on December 14, 2009 (the “Agreement”). The Agreement amends Mr. Harris’ former employment agreement with Intellon to reflect the terms of Mr. Harris’ engagement with Atheros following the consummation of the Acquisition. Pursuant to this Agreement, Mr. Harris has agreed to provide thirty hours per month of transition assistance services to Atheros on an as-needed basis, for a period of up to four months following the consummation of the Acquisition. During the term of his services under this Agreement, Mr. Harris will receive $5,000 per month and the use of appropriate office space and support services. Atheros will also reimburse him for all proper expenses incurred in the performance of such services.

Under this Agreement, effective immediately upon the consummation of the Acquisition, Mr. Harris became entitled to receive the same severance benefits he would have otherwise received under his former employment agreement with Intellon upon a change in control and subsequent termination of employment without cause. These severance benefits are as follows: (a) a cash payment equal to 150% of the aggregate of his base salary for the year of termination plus 150% of his annual incentive bonus for the year prior to the year of termination, payable over an 18-month period; (b) continued company-paid medical benefits for 18 months; and (c) full vesting of Mr. Harris’ outstanding equity awards.

In accordance with these provisions, immediately upon the consummation of the Acquisition, all of Mr. Harris’ outstanding Intellon equity awards vested in full on December 15, 2009. Pursuant to the terms of the merger agreement with Intellon, Atheros assumed Mr. Harris’ outstanding Intellon restricted stock units and options, and Mr. Harris received on December 15, 2009, (1) restricted stock units for 27,539 shares of Atheros common stock, (2) options to purchase 20,563 shares of Atheros common stock at an exercise price of $38.30, and (3) options to purchase 31,225 shares of Atheros common stock at an exercise price of $8.41 per share, all of which were fully vested on the date the equity awards were assumed. As Mr. Harris was deemed terminated in connection with the Acquisition for purposes of receiving severance payments, and based on his annual base salary at Intellon of $360,500 and incentive bonus of $218,770, Mr. Harris is entitled to a cash payment of $868,905 from Atheros, payable in equal installments twice per month over 18 months from December 15, 2009, and Atheros will continue Mr. Harris’ company-paid medical benefits for 18 months after December 15, 2009.

In addition, under the terms of Mr. Harris’ employment agreement with Intellon and pursuant to the merger agreement with Intellon, Mr. Harris will receive a payment in early 2010 of $114,702, in accordance with Intellon’s annual cash incentive plan for the second half of 2009.

We have also entered into an indemnification agreement with Mr. Harris pursuant to which we have agreed to indemnify him to the fullest extent permitted under Delaware law against liabilities that may arise by reason of his service to us, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Mr. Harris will also be reimbursed for reasonable expenses to attend Board and any committee meetings and to perform other relevant Board duties. The Board has not considered whether Mr. Harris will receive any additional compensation for his services as a member of the Board.

There is no agreement or understanding between Mr. Harris and any other person pursuant to which he was appointed to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2010

ATHEROS COMMUNICATIONS, INC.

By:	/s/ JACK R. LAZAR
Name:	Jack R. Lazar
Title:	Vice President of Corporate Development and Chief Financial Officer

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